EXHIBIT 10.26

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.  OMISSIONS ARE DESIGNATED AS [****]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MOLYBDENUM SUPPLY AGREEMENT

THIS MOLYBDENUM SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of the 8th day of August, 2008 by and between General Moly, Inc., a Delaware corporation (“General Moly”), and Sojitz Corporation, a Japanese corporation (“Buyer”). Each of General Moly and Buyer are individually referred to herein as a “Party” and together as the “Parties.”

RECITALS

A.            Eureka Moly, LLC (“Eureka Moly”) leases and intends to operate a mine located in Eureka County, Nevada (the “Mount Hope Mine”) from which it intends to produce Technical Grade Molybdenum Oxide (“TMO”), in the form of powder and carbon-free briquettes, that meets or exceeds the standards on Exhibit A (the “Products”);

B.            As of the date hereof, (i) General Moly, through its wholly-owned subsidiary Nevada Moly, LLC, owns an 80% equity interest in Eureka Moly and (ii) POS-Minerals Corporation, a Delaware corporation and affiliate of POSCO Canada Ltd., owns a 20% equity interest in Eureka Moly; and

C.            General Moly wants to sell to Buyer, and Buyer wants to purchase from General Moly, Products available from General Moly’s share of production at the Mount Hope Mine (offer is for output of Mount Hope Mine production only) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.             Definitions and Construction.

1.1           Defined Terms. In addition to the capitalized terms defined elsewhere in this Agreement, for purposes of this Agreement:

“Adjusted Market Price” means (a) the applicable Market Price times (b) [****].

“Affiliate” of any Person means any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person. A Person will be deemed to control another Person if the controlling Person is the beneficial owner of greater than 50% of any class or voting securities (or other voting or equity interests) of the controlled person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of capital stock, by contract or credit arrangement, as trustee or executor, or otherwise.

“Annual Amount” means, for any calendar year during the Term, the sum of (i) the Base Amount and (ii) the Additional Amount for such calendar year.

“Available Production” means the amount of Products available from General Moly’s share of production at the Mount Hope Mine after satisfaction of the Existing Obligations.

“Business Day” means a day other them a Saturday or Sunday or a day on which banks are required or authorized to be closed in the State of New York or in Japan.

“CIF” has the meaning given to it in the International Chamber of Commerce’s official rules for the interpretation of trade terms known as Incoterms 2000.

“Existing Obligations” means General Moly’s contractual obligations relating to the supply of Products from General Moly’s share of production at the Mount Hope Mine that are in existence as of the date of this Agreement, or which are currently under negotiation, as set forth in Exhibit B.

“Floor Price” per pound of molybdenum contained in the Products means:

(a)           for 2008, $[****], and

(b)           for 2009 and thereafter:

$[****] x (1 + [****] Percentage Change), but in no event less than $[****].

For clarification, (i) the Floor Price will only be adjusted [****], which will occur [****] of the information necessary to calculate the applicable [****] Percentage Change becoming [****] available [****], (ii) to the extent the information necessary to calculate such adjustment is not available [****], the adjustment will be calculated when such information becomes available and applied retroactively [****], and (iii) the Floor Price will be calculated as set forth above regardless of the Market Price or any other adjustments to the Product Price (as defined in Section 3). All adjustments will be retroactive to the Product sales [****]. Appropriate retroactive adjustments will be reflected in the following month’s invoice cycle and will be subject to the same payment terms as regular sales.

“Losses” means any claims, losses, liabilities, damages, demands, fines, penalties, administrative and judicial proceedings and orders, judgments, remedial action, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including reasonable attorneys’ fees).

“Market Price” means the average of the Platt’s Metals Week published prices for TMO Dealer Oxide during (a) the month that was agreed for shipment, regardless of the month of actual shipment, or (b) the month prior to the month that was agreed for shipment, regardless of the month of actual shipment, as Buyer may determine annually pursuant to Section 3.2. In the event that the basis for the Market Price ceases to exist or ceases to be published, the Parties shall meet promptly with a view to agreeing on a new pricing basis and the date for bringing such basis into effect.

“Person” means an individual, limited or general partnership, corporation, trust, limited liability company, unincorporated organization, association, joint venture or a government or agency or political subdivision or instrumentality thereof.

“[****] Percentage Change” means [****].

“Sales Territory” means, unless otherwise agreed by the Parties in writing, (a) Japan, for which Buyer has an exclusive right to market, sell and distribute the Products (the “Exclusive Sales Territory”), and (b) South Korea, for which Buyer has a non-exclusive right to market, sell and distribute the Products during the three- (3-) year period following the Commencement Date (e.g., if the Commencement Date is January 1, 2011, such non-exclusive right runs through December 31, 2013). Thereafter, Buyer’s non-exclusive right In South Korea shall continue during the Term, unless revoked or otherwise limited by General Moly upon twelve (12) months written notice to Buyer, in the event that General Moly desires to enter into an exclusive sales agreement with a third party with respect to South Korea.

“Term” means the term of this Agreement as set forth in Section 5 hereof.

“Three-Month LIBOR” means the rate for deposits in U.S. Dollars for a period of three months that appears on Reuters page LIBOR01 (or such other replacement page) as of 11:00 a.m. London time on the date an applicable invoice is due hereunder. If Three-Month LIBOR is not available from such source, then Three-Month LIBOR will be based on quotations from four major reference banks in the London interbank market for deposits in U.S. dollars for a period of three months.

1.2           Construction.

1.2.1        The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

1.2.2        Any term importing the singular includes the plural and vice versa.

1.2.3        Any reference to a gender includes the other genders.

1.2.4        Any reference to “pounds” in this Agreement refers to pounds of molybdenum contained in the Products.

1.2.5        The headings in this Agreement have been inserted for convenience only and will not be taken into account in its interpretation.

2.             Commencement Date and Supply Purchase Commitments

2.1           No Obligation Until Commencement Date. No obligation to supply or purchase Products under this Agreement will exist prior to the first January 1st (the “Commencement

Date”) following two consecutive months during which output at the Mount Hope Mine equals or exceeds 1.7 million pounds of molybdenum contained in the TMO produced during each such mouth (the “Production Date”). General Moly will notify Buyer of the Production Date not less than ten (10) calendar days following the occurrence of the Production Date. If the Commencement Date has not been reached by January 1, 2013, then Buyer may at its sole option terminate this Agreement.

2.2           Supply of Products After Commencement Date. Upon the terms and subject to the conditions set forth in this Agreement, General Moly agrees to supply to Buyer, and Buyer agrees to purchase from General Moly, subject to the Available Production, the amount of Products as follows:

2.2.1        For each calendar year following the Commencement Date, five million (5,000,000) pounds of Products (the “Base Amount”).

2.2.2        For each calendar year following the Commencement Date, General Moly and Buyer shall enter into discussions to determine if any additional amount of Products snail be supplied under this Agreement (any such quantity of Products, an “Additional Amount”), up to a maximum of [****] ([****]) additional pounds in any calendar year (which amount shall be prorated for any portion of a calendar year), and the prices for any such Additional Amount; provided that such determination must be made (a) by the Commencement Date, in the case of the calendar year in which the Commencement Date occurs and the subsequent calendar year if the Commencement Date occurs after September 30, and (b) by September 30 of the prior year, for each calendar year beginning with the calendar year after the Commencement Date. For clarification, if General Moly and Buyer do not agree (each in its own discretion) on the quantity or pricing with respect to any such Additional Amount in accordance with the foregoing deadlines, General Moly shall have no obligation under this Agreement to supply any Additional Amount for the applicable calendar year.

2.3           Monthly Quantities. The quantity of Product to be delivered pursuant to Section 2.2 shall be taken in approximately equal monthly quantities over the course of the particular calendar year. The Parties will reasonably cooperate with each other in connection with forecasting, ordering and delivery schedules and procedures. If after the Commencement Date General Moly fails to deliver the quantity of Products required to be delivered pursuant to this Agreement for a period of two consecutive months, Buyer shall have the right to require that General Moly supply such shortfall in subsequent months, subject to Available Production, at such Product Price as would have applied if the Products had been shipped pursuant to the originally agreed delivery schedule. This is a best effort supply agreement based on the Available Production of Mount Hope Mine with no recourse to short supply except to allow it to be made up in future months, at Buyer’s request, when supply is available.

2.4           Take-and-Pay. Notwithstanding anything herein to the contrary, Buyer agrees that if Buyer fails to take delivery of Products conforming to the Specifications made available by General Moly in the amounts and on the terms set forth in this Agreement up to the Annual Amount in each calendar year during the Term, Buyer will still be obligated to pay General Moly with respect to such Products as though Buyer had taken delivery pursuant to the terms of this

Agreement. Any such shortfall in a calendar quarter that exceeds ten percent (10%) of the pro-rated Annual Amount will be invoiced as if supplied in the first month of the following quarter, along with supporting documentation reasonably acceptable to Buyer, with pricing to be the average of the quarter in which the shortfall occurred, and Buyer shall have the right to determine the disposition of such Products.

2.5           Composition of Products. All Products contemplated under this Agreement shall conform to the specification listed in Section 2.6 and unless otherwise agreed by the Parties shall be supplied as TMO in powder form in 250kg drums on pallet. To the extent available, General Moly will make available to Buyer the Products in other forms and packaging at mutually agreed discounts or premiums depending on the Product form selected.

2.6           Specifications. The specifications and technical requirements of the Products to be delivered hereunder are set forth in Exhibit A (the “Specifications”). Notwithstanding anything herein to the contrary, Buyer will not be required hereunder to purchase any Products which do not comply with the Specifications.

2.7           Sales Territory. Without the prior written consent of General Moly (which consent shall be at the sole discretion of General Moly), during the Term, Buyer agrees that it will not (a) sell, transfer or otherwise distribute any Products outside of the Sales Territory, (b) enter into any agreement or arrangement with any other party or amend any existing agreement or arrangement regarding the sale, transfer or other distribution of any Products outside of the Sales Territory, or (c) take any other action to intentionally circumvent the restrictions set forth in (a) and (b) above. For the avoidance of doubt, Buyer may distribute TMO or any other product not purchased by Buyer from General Moly in any territory.

2.9           Certain Sales by General Moly. Without the prior written consent of Buyer (which shall be at the sole discretion of Buyer), during the Term, General Moly agrees that it will not (a) sell, transfer or otherwise distribute any Products within the Exclusive Sales Territory, or enter into an agreement or arrangement with another party for its sale, transfer or distribution of Products within the Exclusive Sales Territory except that covered under Section 6.2, (b) amend any Existing Obligation pursuant to which General Moly is obligated to supply Products from the Mount Hope Mine to any destination within the Exclusive Sales Territory, or (c) take any other action to intentionally circumvent the restriction set forth in (a) above.

3.             Pricing and Payment Terms. The price payable by Buyer to General Moly for Products supplied by General Moly to Buyer pursuant to this Agreement (the “Product Price”) will be equal to the Base Product Price plus any mutually agreed premiums or minus any mutually agreed discounts for Products supplied pursuant to the terms of this Agreement that is other than TMO in powder form in 250kg drums on pallet.

3.1           Base Product Price. The base price payable by Buyer to General Moly for Products supplied by General Moly to Buyer pursuant to this Agreement (the “Base Product Price”) will be as follows:

3.1.1        For the first [****] pounds of Base Amount delivered in any calendar month, the Base Product Price will be equal to:

(a)           if the Adjusted Market Price is less than or equal to the Floor Price, an amount equal to the Floor Price; and

(b)           if the Adjusted Market Price exceeds the Floor Price, an amount equal to the Adjusted Market Price.

3.1.2        For any portion of the Base Amount in excess of [****] pounds delivered in any calendar month, the Base Product Price will be equal to:

Market Price

x      [****]

3.1.3        For any Additional Amount, the Parties shall discuss and agree on the Base Product Price.

3.2           Determination of Market Price. No later than (a) the Commencement Date, for the calendar year in which the Commencement Date occurs, and (b) November 30 of the prior calendar year for any subsequent calendar year during the Term, Buyer will give written notice to General Moly of the method of determining Market Price (as set forth in the definition of Market Price in Section 1). No later than November 30 of the prior calendar year, for any subsequent calendar year during the Term, Buyer will give written notice to General Moly of the general Product forms, types and packaging requested to be supplied hereunder in the following calendar year, with specific quantities, forms, types and packaging to be notified pursuant to Section 4.4 hereof. The Parties agree to cooperate in good faith to reach agreement to determine premiums and/or discounts for Product supplied pursuant to the terms of this Agreement that is other than TMO in 250kg drums on pallet. To the extent the Parties cannot reach such agreement by December 31 of the year in which such notice was delivered, the Products for the following calendar year shall be supplied as TMO in 250kg drums on pallet. In the event the price is not known at the time of shipment, a provisional invoice will be issued using the “Market Price for the month prior to the month of shipment” as the pricing basis, and a final invoice shall be provided within ten (10) days after determination of such final price. If the final invoice indicates that further payment by Buyer is required, Buyer shall pay such amount by wire transfer to General Moly within ten (10) days of receiving such final invoice. If the final invoice indicates that Buyer is due a refund, General Moly shall apply a corresponding credit to Buyer’s account.

4.             Deliveries and Invoices.

4.1           Delivery Point. All Products will be delivered CIF major Japanese port of discharge (including Yokohama, Nagoya, Osaka, Kobe and Moji), unless otherwise agreed by the Parties, in which case Buyer will be charged or credited, as appropriate, the surcharge or savings at cost for such point of delivery. The Product Price is CIF major Japanese port, or as otherwise agreed by the Parties.

4.2           Invoices. Upon each shipment of Products, General Moly will invoice Buyer for the corresponding Product Price. General Moly will, at its expense, supply a certificate confirming that each shipment of Products complies with the Specifications, evidence in form and substance reasonably satisfactory to Buyer of the quantity of Products loaded on to the ship, and an ocean bill of lading. The invoice date will be the ocean bill of lading date and the amount shown on such invoice will be due and payable by wire transfer to an account identified by General Moly within thirty (30) days of the date of the ocean bill of lading, subject to any Assay Adjustment as set forth in Section 4.3. If Buyer fails to pay any undisputed invoice amount pursuant to this Agreement on or before the applicable due date, interest on the unpaid amount at a rate per annum equal to Three-Month LIBOR plus one point five percent (1.5%) each year will accrue from the applicable due date until the full invoice amount is paid.

4.3           Assay Adjustments.

4.3.1        Buyer has the right to appoint a neutral sampler (the “Sampler”), approved by General Moly (which approval will not be unreasonably withheld or delayed), to take samples of the Products at the applicable delivery point. Without prejudice to any other right of Buyer hereunder, in the event that Buyer determines that General Moly has delivered Product with an incorrect percentage of Mo content, which should result in an adjustment to the Product Price (an “Assay Adjustment”), Buyer will notify General Moly in writing of such determination (along with its results of analysis of such Product) within sixty (60) days of receipt of such shipment. The Parties will appoint a mutually agreeable third party to assist in the resolution of such matter (the “Referee”) within seventy-five (75) days of delivery of such notice. If the Parties fail to so appoint the Referee within such seventy-five (75) day period, SGS Group (or such other mutually agreeable third party, in the event that SGS Group or its successor ceases to exist) will act as the Referee at any Party’s request. The Referee will analyze the sample of such Product taken by the Sampler, whose determination will be final and binding upon the Parties.

4.3.2        The costs and expenses related to the procedures set forth in this Section 4.3 (including the costs of the Sampler and Referee) will be borne by the Party whose results are furthest from the results of the Referee. In the event that the results of the Referee are exactly between those of General Moly and the Buyer, each of General Moly and the Buyer will bear fifty percent (50%) of any such costs and expenses, For the purpose of the foregoing, the “results” of General Moly will refer to the assay results set forth on the related invoice.

4.3.3        In the event that the final determination results in an obligation on a Party to pay additional amounts or to reimburse any sum, such payment or reimbursement will be settled by credit or debit set forth on the next invoice delivered by General Moly to Buyer.

4.4           Monthly Notification. Without limiting the provisions of Section 2.3, Buyer will provide General Moly with written notice of required quantities and shipping dates no later than thirty (30) days prior to the intended month of shipment, as well as the delivery points, forms, types and packaging of Products to be supplied hereunder during such month.

5.             Term; Termination.

5.1           Term. The initial term of this Agreement will commence on the date hereof and expire five (5) years from the Commencement Date unless sooner terminated in accordance with the terms of this Agreement.

5.2           Termination. This Agreement may be terminated by:

(a)           either Party at any Time in the event of a material breach of this Agreement by the other Party, provided a written termination notice identifying the material breach has been sent to the breaching Party and the breach has not been cured within sixty (60) days from the date of said notice;

(b)           either Party at any time, by written notice, in the event:

(i)            of insolvency of the other Party;

(ii)           of the filing of a voluntary petition in bankruptcy of the other Party;

(iii)          of the making of an assignment for the benefit of creditors by the other Party, excluding assignments of accounts receivable;

(iv)          of the inability of the other Party to pay its debts as they come due;

(v)           the other Party has a receiver or other custodian of any kind appointed to administer any substantial amount of the other Party’s property;

(vi)          of the filing of all involuntary petition in bankruptcy with respect to the other Party;

(vii)         any proceedings for the reorganization of the other Party, or for the readjustment of any of the other Party’s debts, under any laws, now or hereafter existing, for the relief of insolvent debtors, will be commenced by or against the other Party; or

(viii)        of the discontinuation by the other Party of its business;

(c)           Buyer, by written notice, in the event that after the Commencement Date, General Moly fails to meet the delivery requirements of Products set forth in Section 2 for a period of three consecutive months; or

(d)           Buyer, by written notice, in accordance with Sections 2.1 and 7.

5.3           Effect of Termination. Unless notified otherwise by Buyer, upon a termination of this Agreement, General Moly will fill all outstanding obligations to supply the Products in accordance with the terms of this Agreement through the date of termination. Buyer will accept and pay for all conforming Products delivered in accordance herewith. Termination will be without prejudice to the rights and obligations of the Parties which have accrued prior to the effective date of termination. Sections 1, 4 and 6 through 24 will survive the expiration or termination of this Agreement.

6.             Indemnification.

6.1           Procedure. if Buyer claims that any of the Products fail to conform with the Specifications or fail to be in compliance with all applicable laws (excluding claims relating to Assay Adjustments which will be resolved in accordance with Section 4.3), Buyer will notify General Moly of its claim (“Claim”), and provide General Moly with all relevant documentation of the Claim, no later than sixty (60) days after the date of delivery of such Products to Buyer. Upon receipt of a Claim, General Moly will have the right to inspect such Products and all evidence of the Claim, and General Moly and Buyer will make a good faith attempt to reach an agreement as to whether the Claim is valid.

6.2           Remedies. If it is determined by the Parties that the Claim is valid, General Moly will promptly elect one of the following actions to remedy the failure, and will deliver notice thereof to Buyer thirty (30) days prior to taking any such action:

(a)           promptly delivering to Buyer (to the original destination, unless otherwise agreed) at no additional cost to Buyer, conforming Products to replace the non-conforming Products;

(b)           promptly refunding to Buyer the Product Price paid by Buyer for the non-conforming Products; provided that General Moly will have the option to take possession of the non-conforming Products; and provided that the quantities of such non-conforming Products shall be deducted from the quantity of Products that Buyer is required to purchase hereunder; or

(c)           applying a credit, equal to the Product Price paid by Buyer for the non-conforming Products, to the next purchase to be made by Buyer hereunder provided that the quantities of such non-conforming Product shall be deducted from the quantity of Products that Buyer is required to purchase hereunder.

If, upon receipt of notice of the intent to take one of the actions above, Buyer instead desires General Moly to take another action listed above to remedy the failure, Buyer will deliver notice of such desire to General Moly. If upon delivery of such notice the Parties do not agree on the action to be taken, such matter will be resolved pursuant to the arbitration procedures set forth in Section 21. Buyer agrees that General Moly may offer and sell any non-conforming Products rejected pursuant to a Claim under this Section 6.2 within the Sales Territory after Buyer has been offered and rejected an offer to purchase such non-conforming Products; provided, however, that any such offer and sale by General Moly of non-conforming Products within the Sales Territory be upon the same terms and conditions, including pricing, as offered by General Moly to Buyer.

If the Parties cannot agree on the validity of a Claim, such matter will be considered a Dispute and will be resolved pursuant to the arbitration procedures set forth in Section 21.

6.3           Warranties.

Subject to the limits set forth in Section 6.4, GENERAL MOLY WARRANTS TO BUYER THAT AT THE TIME THE PRODUCTS ARE SHIPPED, THE PRODUCTS WILL (I)

CONFORM TO THE SPECIFICATIONS, AND (II) BE OWNED SOLELY BY GENERAL MOLY AND BE FREE FROM ANY SECURITY INTEREST, LIEN OR OTHER ENCUMBRANCE. GENERAL MOLY WARRANTS TO BUYER THAT ALL WORK PERFORMED PURSUANT TO THIS AGREEMENT BY GENERAL MOLY WILL BE PERFORMED IN ACCORDANCE WITH ALL APPLICABLE LAWS AND REGULATIONS INCLUDING ENVIRONMENTAL LAWS AND REGULATIONS.

6.4           Limitations. The remedies set forth in Sections 6.2 and 6.5 will be Buyer’s sole remedies for any Claims. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS PROVIDED HEREIN, GENERAL MOLY EXPRESSLY DISCLAIMS, AND MAKES NO OTHER EXPRESS OR IMPLIED WARRANTIES OF ANY TYPE, WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE OR OTHERWISE, WITH RESPECT TO THE PRODUCTS.

6.5           Indemnification by General Moly. General Moly will at all times defend, indemnify, protect and hold harmless Buyer and its affiliates and their directors, officers, agents, employees, participants and assigns, from and against any and all Losses arising in whole or in part out of the willful misconduct and/or gross negligence in the performance of any obligations of General Moly under this Agreement; provided however, that General Moly will not be required to indemnify any indemnified Person for any Losses to the extent resulting from the misconduct or gross negligence of such indemnified Person.

6.6           Indemnification by Buyer. Buyer will at all times defend, indemnify, protect and hold harmless General Moly and its affiliates and their directors, officers, agents, employees, participants and assigns, from and against any and all Losses whatsoever arising in whole or in part out of the willful misconduct and/or gross negligence in the performance of any obligations of Buyer under this Agreement; provided however, that Buyer will not be required to indemnify any indemnified Person for any Losses to the extent resulting from the misconduct or gross negligence of such indemnified Person.

7.             Force Majeure. Neither Party will be liable to the other Party for default or delay in the performance of its obligations hereunder when and to the extent that such default or delay is caused by an order, injunction or stay entered by any court with valid jurisdiction, war, civil commotion, strike, labor dispute, work stoppage or slowdown, storm, earthquake, explosion, insurrection, epidemic or quarantine restriction, fire, flood, act of God, or any other similar contingency beyond the reasonable control of the Party seeking to be excused from performing its obligations hereunder pursuant to this Section 7 (the occurrence of any of the foregoing will be an “Event of Force Majeure”). The occurrence of an Event of Force Majeure will not be grounds for termination of this Agreement, absent the written consent of the Parties otherwise; provided, however, that Buyer may, at its option, terminate this Agreement if an Event of Force Majeure prevents, or Buyer reasonably anticipates that it will prevent, General Moly from meeting its obligations in whole or in substantial part under this Agreement for more than three (3) consecutive months during the Term. If an Event of Force Majeure prevents a Party from meeting its obligations hereunder in part, but not in whole, the Parties will use their commercially reasonable best efforts to equitably adjust the Parties’ respective obligations hereunder consistent with and in furtherance of the purposes hereof. Should General Moly invoke force majeure conditions, Buyer will be entitled to obtain from alternative sources such

Products as it reasonably requires during the period that Events of Force Majeure subsist, and the quantities of Products obtained under such conditions will be deducted from the amount of Products Buyer is required to purchase hereunder.

8.             Confidentiality.

8.1           During the Term, each of Buyer and General Moly will be in a position to receive certain of each other’s confidential, privileged and proprietary information (“Confidential Information”). Confidential Information excludes any information:

(a)           which is or becomes available to the public through no act, omission or fault of, and absent any breach of a covenant or obligation hereunder by, a Party;

(b)           which a Party may have received lawfully from any third party without restrictions as to disclosure thereof and without breach of this Agreement; or

(c)           which was developed by a Party without (as established by documentation or by other appropriate evidence) the use of the other Party’s Confidential Information or any breach of this Agreement or any other agreement.

General Moly agrees that the Confidential Information of Buyer, and Buyer agrees that the Confidential Information of General Moly, is an integral and key part of the assets of each respective entity and that the unauthorized use or disclosure of the other Party’s Confidential Information would seriously damage the owner thereof in its business. As a consequence of the above, General Moly and Buyer hereby agree that, during the Term and for a period of five (5) years after the expiration or termination hereof:

8.1.1        Neither of General Moly and Buyer will, directly or indirectly:

(a)           use any of the other Party’s Confidential Information, except as may be necessary to perform its obligations hereunder; or

(b)           disclose, furnish or make accessible, or cause any Person to disclose, furnish or make accessible, any aspect of the other Party’s Confidential Information to any Person (other than its employees and representatives who require access to such Confidential Information in connection with this Agreement and agree to keep such Confidential Information confidential in accordance with this Agreement).

8.1.2        Each of General Moly and Buyer will:

(a)           use no less than the care a reasonably prudent Person would use in safeguarding his, her or its Confidential Information;

(b)           limit access to the other Party’s Confidential Information to its employees and representatives who require access to such Confidential Information for the purposes of performing its obligations hereunder and who have agreed to be bound by the terms of this Section 8; and

(c)           refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidential, privileged or proprietary nature or the other Party’s Confidential Information.

8.1.3        Each of General Moly and Buyer will comply with reasonable requests made by the other from time to time regarding the protection of the confidential, privileged and proprietary nature of the other Party’s Confidential Information. Upon the written request of either Party, the other Party will promptly return to the requesting Party all of the requesting Party’s Confidential Information, including any and all copies and summaries thereof, in each case in any format (whether written, electronic or otherwise).

8.1.4        For purposes of this Section 8, the term “General Moly” will include all Affiliates of General Moly, and the term “Buyer” will include all Affiliates of Buyer. Nothing in this Section 8 will operate to prevent a Party from disclosing such information as is required by (a) applicable law, (b) a valid court order or (c) the rules or policies of any securities exchange on which a Party’s securities may be listed or as may be expressly authorized by the other Party in writing in advance of any such disclosure; provided, however, that in the case of a disclosure pursuant to clause (a), (b) or (c) of this sentence, prior to any such disclosure, the Party whose obligation it is to keep such information confidential will give the other Party notice of the circumstances relating to such required disclosure and a reasonable opportunity to seek an appropriate protective order with respect thereto.

9.             Waiver. The failure of any Party to enforce at any time any of the provisions of this Agreement will in no way be construed to constitute a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof, including the right of any Party thereafter to enforce each and every provision. The waiver by any Party of any breach or violation of any provision of this Agreement by the other Party will not operate or be construed to be a waiver of any subsequent breach or violation thereof.

10.           Governing Law. This Agreement will be governed by the laws of the State of New York, without giving effect to any of the provisions thereof that would require the application of the substantive laws of any other jurisdiction.

11.           Notices. All notices and other communications hereunder will be effective if in writing and delivered (a) in person (which will be deemed to be received upon receipt), (b) by overnight courier (which will be deemed to be received one Business Day thereafter), (c) by facsimile transmission (which will be deemed to be received upon receipt) or (d) mailed by certified mail, postage prepaid, return receipt requested (which will be deemed to be received three Business Days thereafter), as follows (or at such other address for a Party as will be specified by like notice):

If to General Moly:

General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, Colorado 80401

Attention:              Chief Executive Officer

Facsimile:               (303) 928-8598

With a copy (which will not constitute notice) to:

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104

Attention:              Gary J. Kocher

Facsimile:               (206) 623-7022

If to Buyer:

Sojitz Corporation

Ferroalloys Department

1-20, Akasaka 6-chome, Minato-ku

Tokyo 107-8655, Japan

Attention:              General Manager

Facsimile:               +81-3-5520-3517

With a copy (which will not constitute notice) to:

Sojitz Corporation of America

1211 Avenue of the Americas

New York, New York 10036

Attention:              Legal Department

Facsimile:               (212) 704-6935

All such notices and other communications will be effective when received.

12.           Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

13.           Assignment. This Agreement will be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. This Agreement may not be assigned or otherwise transferred by Buyer or General Moly without the prior written consent of the other Party; provided that Buyer may, without the consent of General Moly, assign its rights and obligations under this Agreement to an Affiliate of Buyer. Buyer hereby acknowledges that any proposed assignment by Buyer to any other Party, by operation of law or otherwise, is subject to General Moly’s consent, which will be in General Moly’s sole discretion and may be conditioned upon amendment to the payment terms set forth herein.

14.           Relationship of the Parties. It is understood that each Party is conducting business as a separate and distinct legal entity. Under no circumstances will either Party, its agents and/or employees be considered agents, partners, representatives or employees of the other Party. Neither Party will have the right to act as the legal representative of the other Party or to bind such other Party in any respect whatsoever or to incur any debts or liability in the name of or on behalf of such other Party. This Agreement creates no relationships of joint venturers, partners, associates or principal and agent between the Parties.

15.           Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

16.           Taxes and Expenses. Except as expressly provided herein and without modifying or otherwise limiting the payment obligations of the Parties pursuant to “CIF” deliveries as set forth herein, each Party will be responsible for payment of all taxes, if any, imposed upon it by applicable law in connection with this Agreement; provided, that (a) General Moly will bear all taxes and expenses imposed on it, in connection with this Agreement or the Products, prior to delivery of the Products pursuant to Section 4.1, including any mining, mineral, export or related taxes, and (b) Buyer will bear all taxes and expenses imposed on it in connection with this Agreement or the Products, after such delivery, including any import taxes to Japan or Korea. Each Party will pay all of its own administrative expenses, including the fees and expenses of its counsel and other agents and representatives, incurred in connection with the preparation, execution and performance of this Agreement.

17.           Currency. All references to dollars or amounts of money in this Agreement are references to United States Dollars.

18.           Counterparts; Facsimile Signatures. This Agreement may be executed in two counterparts, and each such counterpart will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. This Agreement may be executed by facsimile signatures.

19.           Entire Agreement. This Agreement, including the attached Exhibits which are hereby incorporated herein by this reference, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

20.           Amendment. No amendment, modification or addition to this Agreement will be effective unless it is in writing and executed by both Parties.

21.           Arbitration.

21.1         Good Faith Negotiation. In the event of any dispute, claim or controversy (except with respect to assaying issues as set forth in Section 4.3) (a “Dispute”) arising out of or in connection with this Agreement, a Party may deliver written notice to the other Party of such

Dispute requesting to resolve such Dispute pursuant to this Agreement. Upon delivery of such notice, members of senior management of each Party will meet as promptly as practicable in a good faith attempt to resolve such Dispute.

21.2         Binding Arbitration.

21.2.1      If a Dispute is not resolved pursuant to Section 21.1 by the Parties within thirty (30) days of the delivery of written notice thereof (or such longer period as the Parties may mutually agree), either Party may make a written demand for binding arbitration in accordance with this Section 21.2. The Dispute will then be submitted to and resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by an Arbitral Tribunal appointed in accordance with such Rules. The arbitration will be conducted in New York, New York. The Arbitral Tribunal shall comprise three arbitrators. Each of General Moly and Buyer will appoint one arbitrator. The two arbitrators so appointed will together appoint the third arbitrator. if Buyer or General Moly fails to choose an arbitrator within fourteen (14) days after receiving notice of commencement of arbitration, or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the Court of Arbitration of the International Chamber of Commerce shall upon the request of Buyer or General Moly appoint the arbitrator(s) to complete the Arbitral Tribunal. The arbitration will be governed in accordance with (i) the provisions of this Agreement and (ii) the governing law as specified in Section 10.

21.2.2      The arbitration shall be conducted in English, and all documents delivered or produced pursuant to the arbitration shall be in English. The Parties will provide to the arbitrators all information pertaining to the dispute that the arbitrators may request, provided that all information supplied by any Party will be deemed to be confidential, and the arbitrators and other participants in the dispute will protect such information from disclosure to the same extent as provided in Section 8.

21.2.3      The arbitrators will be instructed to render a decision within sixty (60) days after selection and will be required to state in writing the reasoning on which the decision and any award rests. The arbitrators will have the power to award counsel fees and expenses, as well as dispute resolution costs (including any fee for the arbitrators), to the prevailing Party. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrators will not award any consequential, incidental, indirect, special, punitive or exemplary damages hereunder or in connection herewith. The arbitration award shall be final and binding upon the Parties to such arbitration and may be enforced in any court having jurisdiction.

21.2.4      The performance of this Agreement shall not be suspended, cease or be delayed by the reference of a Dispute to arbitration.

21.3         Limitations. Notwithstanding anything contained in this Section 21, all disputes regarding Assay Adjustments will be resolved in accordance with Section 4.3. In addition, nothing contained in this Section 21 will prohibit or limit any Party from seeking and obtaining equitable relief (including temporary restraining orders and preliminary and permanent injunctions or stays) to which it would otherwise be entitled from a court of competent jurisdiction.

22.           Limitation of Liability. UNDER NO CIRCUMSTANCES WILL GENERAL MOLY OR BUYER BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES HEREUNDER OR IN CONNECTION HEREWITH.

23.           Third Party Beneficiaries. Except as expressly contemplated by Sections 6.5 and 6.6, there are no third party beneficiaries having rights under or with respect to this Agreement.

24.           Remedies Cumulative. All remedies available to the Parties for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

[Signature page follows]

IN WITNESS WHEREOF, Buyer and General Moly have duly executed this Agreement as of the date first above written.

GENERAL MOLY, INC.

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	Chief Executive Officer

SOJITZ CORPORATION

By:	/s/ Kazuyoshi Shioda
Name:	Kazuyoshi Shioda
Title:	General Manager, Ferroalloys Dept.

[Signature Page to Molybdenum Supply Agreement]

Exhibit A

Specifications

SPECIFICATION MOLYBDENUM OXIDE

Mo	[****]

Cu	[****]

S	[****]

C	[****]

P	[****]

Si	[****]

Pb	[****]

Zn	[****]

Other elements	[****]

Exhibit B

Existing Obligations

Name of Purchaser	*Quantity of TMO per Month/Year	**Term of Supply Obligation

[****]	[****]	[****]

*              All quantities are listed in terms of molybdenum units regardless of gross weight.

**           General Moly shall promptly notify Buyer of the date of first supply.